SETTLEMENT AGREEMENT AND GENERAL RELEASE

Through this Settlement Agreement and General Release dated this 24th day of December 2019, Parcae Capital Corp. (hereafter "Creditor") hereby releases and forever discharges ClickStream Corporation (hereafter, "Debtor") of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 200,000 (attached hereto as Exhibit "A") for $ 35,000.

Upon payment, the outstanding debt shall be discharged.

Creditor promises and agrees not to publish or distribute the terms of this Settlement Agreement and General Release by any written or verbal means. This paragraph is not intended to prohibit the use of this Agreement in any proceeding if either of the parties alleges a breach of this Settlement Agreement and General Release.

If any party starts an action to enforce this Agreement, the prevailing party shall recover as costs his/her attorney's fees, costs and expenses actually incurred in such action.

The parties to this Settlement Agreement and General Release understand and agree that this agreement shall not be a precedent or model for the resolution or settlement of any future claim resulting from similar or different circumstances.

Creditor and Debtor agree that this Settlement Agreement and General Release contains a full settlement and resolution of all disputes and issues between the parties relating to outstanding debt owed Creditor by Debtor.

Creditor represents that he has been represented in negotiations for and the preparation of this Settlement Agreement and General Release by counsel of his own choosing, and that he understands all of this Settlement Agreement and General Release and is fully aware of its content and of its legal effects.

The Parties agree that this Settlement Agreement and General Release shall be deemed executed in the State of Florida and is to be governed by and construed under Florida law, without regard to its choice of law provisions.

This agreement states the entire understanding and agreement between the parties with respect to its subject matter. The Debtor has made no promises to Creditor other than those contained in this Agreement. This Agreement may be modified, or any provision waived, only by a signed written agreement of the affected parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

Parcae Capital Corp. ("Creditor")

Dated: December 24, 2019 By ______________________

______________________, CEO

F.P. Maglisceletti

ClickStream Corporation ("Debtor")

Dated: December 24, 2019 By Michael Handelman

Name: Michael Handelman, CFO

Date: December 24, 2019

Exhibit "A"
Outstanding Debt